Press Release

FOR IMMEDIATE RELEASE

KRONOS WORLDWIDE, INC. REPORTS FOURTH QUARTER 2022 RESULTS

DALLAS, TEXAS…March 8, 2023… Kronos Worldwide, Inc. (NYSE:KRO) today reported a net loss of $19.9 million, or $.18 per share, in the fourth quarter of 2022 compared to net income of $31.6 million, or $.28 per share, in the fourth quarter of 2021. For the full year of 2022, Kronos Worldwide reported net income of $104.5 million, or $0.90 per share, compared to net income of $112.9 million, or $.98 per share for the full year of 2021. Net income decreased in the comparable 2022 periods as compared to the same periods in 2021 primarily due to lower income from operations resulting from the net effect of lower sales volumes, higher production costs, including raw material and energy costs, and higher average TiO2 selling prices. Comparability of our results for both the fourth quarter and full year of 2022 was significantly impacted by unabsorbed fixed production and other costs associated with production curtailments at certain of our European facilities as a result of reduced demand for certain of our products occurring primarily in our European and export markets, as discussed further below. Our results were also impacted by the effects of changes in currency exchange rates.

Net sales of $342.4 million in the fourth quarter of 2022 were $153.6 million, or 31%, lower than in the fourth quarter of 2021. Net sales of $1.9 billion in the full year of 2022 were consistent with net sales for the full year of 2021. Net sales comparisons for both periods were impacted by the net effects of lower sales volumes in all our markets, partially offset by higher average TiO2 selling prices. TiO2 sales volumes were 40% lower in the fourth quarter of 2022 as compared to the fourth quarter of 2021 and our sales volumes in the full year of 2022 were 15% lower than in the full year of 2021. TiO2 sales volumes in the fourth quarter and full year of 2022 compared to the same periods in 2021 were impacted by weakening customer demand in our European and export markets which began late in the third quarter and continued throughout the fourth quarter. Average TiO2 selling prices were 15% higher in the fourth quarter of 2022 as compared to the fourth quarter of 2021 and 21% higher in the full year of 2022 as compared to the full year of 2021. Average TiO2 selling prices at the end of the fourth quarter of 2022 were 16% higher than the end of 2021. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $23 million in the fourth quarter of 2022 and approximately $106 million in the full year of 2022, as compared to the same periods in 2021. The table at the end of this press release shows how each of these items impacted net sales.

Our TiO2 segment loss (see description of non-GAAP information below) in the fourth quarter of 2022 was $15.0 million as compared to our TiO2 segment profit of $55.6 million in the fourth quarter of 2021. For the full year of 2022, our segment profit was $175.9 million as compared to $202.2 million in the full year of 2021. Segment profit decreased in both the fourth quarter and full year of 2022 compared to the same periods in 2021 primarily due to the net effect of lower sales volumes, higher production costs, (primarily raw material and energy costs), and higher average TiO2 selling prices. In addition, cost of sales in 2022 includes unabsorbed fixed production and other manufacturing costs of approximately $26 million associated with production curtailments at certain of our European facilities during the fourth quarter as we reduced TiO2 production volumes to align inventory levels with lower demand. TiO2 production volumes were 35% lower in the fourth quarter of 2022 compared to the fourth quarter of 2021 and 10% lower in the full year of 2022 compared to the same period of 2021.  As a result of fourth quarter curtailments, we operated our production facilities at 89% of practical capacity utilization in 2022 (100%, 95%, 93% and 65% in the first, second, third and fourth quarters of 2022, respectively) compared to full practical capacity in 2021 (97%, 100%, 100% and 100% in the first, second, third and fourth quarters of 2021, respectively). Fluctuations in currency exchange rates (primarily the euro) increased income from operations approximately $2 million in the fourth quarter of 2022 as compared to the fourth quarter of 2021 and increased income from operations approximately $23 million in the full year of 2022 as compared to the full year of 2021.

Our net income (loss) before interest expense, income taxes and depreciation and amortization expense (EBITDA) (see description of non-GAAP information below) in the fourth quarter of 2022 was ($8.2) million compared to EBITDA of $62.6 million in the fourth quarter of 2021. For the full year of 2022, the Company’s EBITDA was $202.5 million compared to $224.3 million in the full year of 2021.

Other operating income, net in the full year of 2022 includes an insurance settlement gain of $2.7 million ($2.2 million, or $.02 per share, net of income tax expense) related to a 2020 business interruption insurance claim recognized in the third quarter of 2022.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, we continue to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products
●	The extent of the dependence of certain of our businesses on certain market sectors
●	The cyclicality of our business
●	Customer and producer inventory levels
●	Unexpected or earlier-than-expected industry capacity expansion
●	Changes in raw material and other operating costs (such as energy and ore costs)
●	Changes in the availability of raw materials (such as ore)
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs or reduce demand or perceived demand for our TiO2 products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime such as disruptions in energy supplies, transportation interruptions, cyber-attacks, certain regional and world events or economic conditions and public health crises such as COVID-19)
●	Competitive products and substitute products
●	Customer and competitor strategies
●	Potential consolidation of our competitors
●	Potential consolidation of our customers
●	The impact of pricing and production decisions
●	Competitive technology positions
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
●	The introduction of trade barriers or trade disputes
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies
●	Our ability to renew or refinance credit facilities
●	Increases in interest rates
●	Our ability to maintain sufficient liquidity
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
●	Government laws and regulations and possible changes therein including new environmental health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use)
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

●	The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines segment profit as net income before income tax expense and certain general corporate items. These general corporate items include corporate expense and the components of other income (expense) except for trade interest income; and
●	The Company discloses EBITDA, which is also used by the Company’s management to assess the performance of the Company’s TiO2 operations. The Company believes disclosure of EBITDA provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance. The Company defines EBITDA as net income before interest expense, income taxes and depreciation and amortization expense.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

Investor Relations Contact:

Bryan A. Hanley

Senior Vice President & Treasurer

Tel: (972) 233-1700

KRONOS WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share and metric ton data)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2022	2021	2022

	(unaudited)
Net sales	$496.0	$342.4	$1,939.4	$1,930.2
Cost of sales	377.5	305.1	1,493.2	1,539.1

Gross margin	118.5	37.3	446.2	391.1

Selling, general and administrative expense	63.8	47.7	248.9	231.3
Other operating income (expense):
Currency transactions, net	.4	(5.6)	1.6	11.5
Other income, net	.5	-	3.2	3.4
Corporate expense	(3.6)	(3.7)	(15.0)	(15.1)

Income (loss) from operations	52.0	(19.7)	187.1	159.6

Other income (expense):
Trade interest income	-	1.0	.1	1.2
Other interest and dividend income	.2	2.0	.3	3.9
Marketable equity securities	.8	(.5)	2.0	(1.0)
Other components of net periodic pension and OPEB cost	(3.6)	(3.7)	(16.5)	(12.9)
Interest expense	(4.6)	(3.9)	(19.6)	(16.9)

Income (loss) before income taxes	44.8	(24.8)	153.4	133.9

Income tax expense (benefit)	13.2	(4.9)	40.5	29.4

Net income (loss)	$31.6	$(19.9)	$112.9	$104.5

Net income (loss) per basic and diluted share	$.28	$(.18)	$.98	$.90

Weighted average shares used in the calculation of net income per share	115.5	115.4	115.5	115.5

TiO2 data - metric tons in thousands:
Sales volumes	136	82	563	481
Production volumes	141	91	545	492

KRONOS WORLDWIDE, INC.

RECONCILIATION OF INCOME (LOSS) FROM

OPERATIONS TO SEGMENT PROFIT

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2022	2021	2022

	(unaudited)
Income (loss) from operations	$52.0	$(19.7)	$187.1	$159.6

Adjustments:
Trade interest income	-	1.0	.1	1.2
Corporate expense	3.6	3.7	15.0	15.1

Segment profit (loss)	$55.6	$(15.0)	$202.2	$175.9

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(In millions)

	Three months ended		Year ended
	December 31,		December 31,
	2021	2022	2021	2022

	(unaudited)
Net income (loss)	$31.6	$(19.9)	$112.9	$104.5

Adjustments:
Depreciation expense	13.2	12.7	51.3	51.7
Interest expense	4.6	3.9	19.6	16.9
Income tax expense (benefit)	13.2	(4.9)	40.5	29.4

EBITDA	$62.6	$(8.2)	$224.3	$202.5

IMPACT OF PERCENTAGE CHANGE IN NET SALES

	Three months ended	Year ended
	December 31,	December 31,
	2022 vs. 2021	2022 vs. 2021
	(unaudited)
Percentage change in net sales:
TiO2 product pricing	15%	21%
TiO2 sales volume	(40)	(15)
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	(5)	(5)

Total	(31)%	-%